August 29, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Wilshire Variable Insurance Trust (draft copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77k of Form N-SAR, as part of the Form N-SAR of Wilshire Variable Insurance Trust dated June 30, 2017.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP, Two Commerce Square, Suite 1700, 2001 Market Street, Philadelphia, PA 19103
T: (267) 330 3000, F: (267) 330 3300, www.pwc.com/us